Exhibit 10.1(5)

EXECUTION COPY

AMENDMENT NO. 5
TO THE
UPS RETIREMENT PLAN
AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2010

WHEREAS, United Parcel Service of America, Inc. (“UPS”) and its affiliated corporations established the UPS Retirement Plan (“Plan”) for the benefit of its employees, in order to provide benefits to those employees upon their retirement, disability, or death, effective as of September 1, 1961; and
WHEREAS, the Plan, as adopted and amended from time to time, was most recently amended and restated in its entirety, effective as of January 1, 2010; and
WHEREAS, the Plan was most recently amended by Amendment No. 4; and
WHEREAS, UPS desires to amend the Plan to:

(i)	change the definition of Compensation to change the method of calculating Eligible MIP Compensation;

(ii)
provide that a Participant who becomes disabled while performing qualified military service shall be entitled to the disability benefit provided under the Plan had the Participant resumed and then terminated employment on account of his or her disability;

(iii)
provide retiree medical benefits for certain participants, generally with 25 or more years of service, to clarify that an incapacitated child may be a Covered Dependent, to clarify the time for establishing RRA accounts and effective January 1, 2013 to create separate reimbursement accounts for incapacitated dependents age 65 or older;

(iv)	provide that a single participant's beneficiary will receive a survivor annuity if he or she dies within 90 days of the annuity starting date;

(v)	provide for the transfer of assets and liabilities attributable to certain UPS Freight employees to the UPS Pension Plan; and

(vi)	insert an addendum to comply with the requirements of the Puerto Rico Internal Revenue Code of 2011.
NOW THEREFORE, pursuant to the authority vested in the Board of Directors by Section 7.1 of the UPS Retirement Plan (the “Plan”), the Plan is hereby amended, as follows:
1.Section 1.1(h)(v), Terminated and Rehired Employees, is hereby amended, effective as of January 1, 2010, to read as follows:

(v)    Terminated and Rehired Employees. An employee who was employed as an Employee on December 31, 2007 will continue to earn Benefit Service described in this Section 1.1(h) after 2007 for all purposes as long as he remains employed as an Employee, but an Employee who ceases to be employed as an Employee whether as a result of termination of employment or a transfer to a non-Employee position will cease to earn

Benefit Service credit after such termination or transfer except as provided in this Section 1.1(h)(v). An Employee who is transferred to a non-Employee position (whether on, before or after January 1, 2008) and then is transferred back to an Employee position or rehired as an Employee on or after January 1, 2008 and who has not commenced benefits under a Final Average Compensation Formula or the Pre-2006 Motor Cargo Formula shall continue to earn Benefit Service as described in Section 1.1(h) following such transfer or rehire solely for purposes of determining early retirement subsidies, but not benefit accrual, under a Final Average Compensation Formula or the Pre-2006 Motor Cargo Formula for the benefit accrued before he terminated service or transferred to the non-Employee position until he terminates employment with the Employer Company and all Related Employers.

2.    Section 1.1(o), Compensation, is hereby amended, effective as of January 1, 2012, to read as follows:
(o)    “Compensation” means, generally, remuneration currently earned and actually paid by an Employer Company or a domestic Related Employer to an employee who is a Participant in the Plan, and reported on such employee's Form W-2 for the applicable calendar year, including the items described in Section 1.1(o)(i) but excluding the items described in Section 1.1(o)(ii) and subject to the limitations of Sections 1.1(o)(iii) and (iv).

(i)	Inclusions. Compensation shall include:

(A)
Basic salary or wages (without reducing wages to account for the Participant's elective deferral of a portion of his salary or wages, if any, pursuant to a cash or deferred arrangement described in Code § 401(k), a plan described in Code § 125 or the UPS Deferred Compensation Plan;

(B)	Overtime pay;

(C)	Certain incentive and bonus payments;

(D)	Effective January 1, 2011, Eligible MIP/IMIP Compensation for such Plan Year; and

(E)
Effective before January 1, 2011, the value of awards made pursuant to the UPS Managers' Incentive Plan or management incentive awards under the United Parcel Service, Inc. Incentive Compensation Plan or the United Parcel Service, Inc. UPS 2009 Omnibus Incentive Compensation Plan. Notwithstanding anything to the contrary in the immediately preceding sentence, effective for management incentive awards made under the United Parcel Service, Inc. Incentive Compensation Plan on or after November 1, 2005 or under the United Parcel Service, Inc. 2009 Omnibus Incentive Compensation Plan, Compensation shall include the value (as of the award date) of the restricted stock unit portion of the award, even if unvested and not reported on the employee's Form W-2 related to the year of the award.

(ii)
Exclusions. Compensation shall not include any other payments received by the Participant, including, but not limited to, the following, notwithstanding that such payments may be included in the Participant's Form W-2 for the applicable year:

(A)
Payments in the nature of compensation from an insurance carrier, from a state unemployment or worker's compensation fund, or from any health and welfare or other benefit program or plan maintained by an Employer Company or a Related Employer other than as described in Sections 1.1(o)(i)(D) or (E);

(B)	Disability payments from an insurance carrier, a state disability insurance fund, this Plan or any other disability plan maintained by an Employer Company or a Related Employer;

(C)
“Foreign service differentials” or other supplemental payments made by an Employer Company or a Related Employer to a Participant working outside his country of citizenship on account of such foreign service;

(D)	Payment or reimbursement by an Employer Company or a Related Employer of relocation expenses incurred by a Participant or his family;

(E)
The value of employee fringe benefits provided by an Employer Company or a Related Employer, including but not limited to the payment of life insurance premiums, whether or not the value of such fringe benefits is includable in an employee's taxable income;

(F)	Payments made under deferred compensation plans or programs except to the extent included under Sections 1.1(o)(i)(D) or (E);

(G)	Employer contributions to any pension, profit-sharing or stock bonus plan to which the Employer Company or a Related Employer contributes;

(H)	Employer contributions to any welfare benefit plan to which an Employer Company or a Related Employer contributes;

(I)
Income attributable to awards under the UPS Stock Option Plan, the United Parcel Service, Inc. Incentive Compensation Plan or the United Parcel Service, Inc. 2009 Omnibus Incentive Compensation Plan except to the extent included under Sections 1.1(o)(i)(D) or (E); and

(J)
Effective January 1, 2006, bonuses paid pursuant to retention agreements paid in connection with mergers or acquisitions and any other bonuses or payments that are not directly related to the performance of the Participant's duties including, but not limited to:

(1)	any bonuses paid under a general bonus payroll code;

(2)	gift card awards;

(3)	loss prevention awards;

(4)	referral bonuses; and

(5)	sales lead incentive bonuses.

(iii)	Definitions. The following capitalized terms shall have the following meanings for purposes of this Section 1.1(o):

(A)	2010 MIP Compensation -- means that portion of a Participant's Compensation for 2010 attributable to Section 1.1(o)(i)(E).

(B)
Annualized Salary -- means (I) for Participants in the UPS Management Incentive Program, the monthly rate of base salary determined as of December 1 multiplied by 12 and (II) for Participants in the UPS International Management Incentive Program, the rate of pay for a single fixed pay installment determined as of December 1 multiplied by the number of mandatory fixed pay installments for the year.

(C)	Eligible MIP/IMIP Compensation

(1)
General. Eligible MIP/IMIP Compensation means for each Participant for each Plan Year the sum of (I) the value of the ownership incentive award under the MIP or IMIP transferred to or on behalf of the Participant in that Plan Year and (II) the value of the Participant's Performance Incentive Award transferred to or on behalf of the Participant in that Plan Year not in excess of the Performance Incentive Award Limit.

(2)
Special Rules for 2011 and 2012. Notwithstanding the preceding paragraph (1) each Participant (I) who either was credited with 2010 MIP Compensation or is an eligible employee under the MIP or IMIP for 2011 and (II) who is employed as an Employee with an Employer Company on December 31, 2011 shall be deemed to have Eligible MIP/IMIP Compensation in 2011 equal to the greater of his 2010 MIP Compensation or any performance incentive award under the MIP or IMIP transferred to him in 2011. Additionally, any portion of the performance incentive award for the 2011 performance year transferred to a Participant in 2011 also shall be taken into account as Eligible MIP/IMIP Compensation in 2012.

(3)
Valuation. Except as provided in paragraph (2), the value of an award under the MIP or IMIP in any Plan Year shall be equal to the gross amount (in U.S. dollars) of the award transferred to or on behalf of the Participant in that Plan Year without regard to whether the award is paid in cash, shares of Class A common stock, restricted performance units or deferred under another retirement plan.

(D)	IMIP -- means the UPS International Management Incentive Program, as effective as of January 1, 2011 and as thereafter amended.

(E)
Legacy MIP Percentage -- means for Plan Years beginning on or after January 1, 2012, for each Participant the percentage described in Appendix O for his or her job group as determined based on his or her classification as of the Record Date in the preceding Plan Year.

(F)	MIP -- means the UPS Management Incentive Program, as effective as of January 1, 2010 and as thereafter amended.

(G)	MIP Factor -- means the factor expressed as a percentage determined by the UPS Salary Committee to reflect performance with respect to the MIP business elements identified for the MIP plan year.

(H)	Performance Incentive Award -- means for each Plan Year the performance incentive award under MIP or IMIP transferred to or on behalf of the Participant in that Plan Year.
(I)    Performance Incentive Award Limit -- means

(1)	for Plan Years beginning before January 1, 2012, the product of (a) 34%, (b) the Participant's Annualized Salary for the preceding Plan Year and (c) the MIP Factor for the preceding Plan Year,

(2)	for the Plan Year beginning January 1, 2012, the greater of (a) the product determined under (1) above and (b) the product determined under (3) below and

(3)	for Plan Years beginning on or after January 1, 2013, the product of the Legacy MIP Percentage and the value of the Performance Incentive Award.

(J)
Record Date -- means December 1 or such other record date as is determined under the MIP for each Participant who is eligible for a MIP award or under the IMIP for each Participant who is eligible for an IMIP award.

(iv)
Limitations. In no event shall the Compensation of any participant taken into account under the Plan for any Plan Year exceed the applicable dollar amounts for such Plan Year determined under Code § 401(a)(17) increased by the applicable cost-of-living adjustment, if any, for the calendar year sanctioned by Code § 401(a)(17). For Plan Years commencing before January 1, 1997, in determining the Compensation of a Participant, the rules of Code § 414(q)(6) (as in effect immediately prior to January 1, 1997) shall apply, except that in applying such rules, the term “family” shall include only the Participant's Spouse and any lineal descendants of the Participants who have not attained age 19 before the close of the Plan Year. If, as a result of the application of such rules the applicable Compensation limitation is exceeded, then such limitation shall be prorated among the affected individuals in proportion to each such individual's Compensation as determined under this Section prior to the application of this limitation.
In determining a Participant's Final Average Compensation, the $200,000 Compensation limitation shall apply retroactively with respect to Compensation earned prior to 2002 by a Participant with at least one Hour of Service on or after January 1, 2002. Similarly, the $150,000 Compensation limitation shall apply retroactively with respect to Compensation earned prior to 1994 by a Participant with at least one Hour of Service on or after January 1, 1994 (but without an Hour of Service on or after January 1, 2002) and the $200,000 Compensation limitation in effect for 1989 shall be applied retroactively with respect to Compensation earned prior to 1989 by a Participant with at least one Hour of Service on or after January 1, 1989 (but without any Hours of Service on or after January 1, 1994). However, a Participant's Benefit shall not be less than that which had accrued or earned as of December 31, 2001 (December 31, 1993 in the case of a Participant without at least one Hour of Service on or after January 1, 2002 or December 31, 1988 in the case of a Participant without at least one Hour of Service on or after January 1, 1994), based on his Benefit Service and Final Average Compensation determined as of such date.
Solely for the purpose of avoiding a double proration, within the meaning of Department of Labor Regulations Section 2530.204-2(d), in calculating a Participant's benefit; to the extent that a Participant is credited with less than a full year's Benefit Service for a calendar year, then the Participant's Compensation taken into account for such year for purposes of the Final Average Compensation Formula shall be annualized by dividing such Compensation by the number of months of Benefit Service earned by the Participant for such calendar year and multiplying the result by 12.
The Compensation of an individual who became a Participant as a result of an acquisition or merger shall include compensation, if any, earned prior to the date such individual first became a Participant to the extent described in the applicable Appendix or in the definition of Final Average Compensation and for purposes of determining Final Average Compensation, Compensation for periods prior to such acquisition or merger shall be determined in accordance with this Section unless otherwise specified in the Appendix applicable to such Participants.
3.    The second paragraph of Section 5.4(e), Cash-Out Benefits, is hereby amended, effective December 1, 2012, to read as follows:

Effective December 1, 2012, if following a Participant's termination of employment with the Employer Company and all Related Employers and his receipt of the notice described in Code § 402(f), the Present Value of his entire vested benefit does not exceed $5,000, the Committee shall, in lieu of such benefit, pay, without his consent, such Present Value in a lump sum. For a Portable Account Participant who previously received distribution of his or her entire Portable Account in a single lump sum, the preceding sentence shall apply to his or her remaining vested benefit under the Plan, if any. If a Participant to which this paragraph applies does not elect to have such lump sum payment paid directly to an eligible retirement plan in a direct rollover or to receive such lump sum payment directly, the Committee shall pay the lump sum payment in a direct rollover to an individual retirement account designated by the Committee.

4.    Section 5.4(f), Repayment of Cash-Out, hereby is amended, effective as of January 1, 2010, to read as follows:

(f)    Repayment of Cash-Out. After a distribution described in Section 5.4(e), the Participant's service with respect to which the distribution was made shall be disregarded for purposes of the Plan unless, following reemployment, the Participant repays the amount of the distribution to the Trustee together with interest at the rate of 120 percent of the Federal mid-term rate, as in effect under Code § 1274 for the first month of the Plan Year in which the restoration occurs or otherwise in accordance with Code § 411(a)(7). Such repayment must be made on or before the earlier of (i) the date that is five years after the Participant's resumption of employment or (ii) the last day of a period of six consecutive Breaks in Service ending after the cash-out distribution. Notwithstanding the foregoing, a Participant may not repay any distribution of his Portable Account.

5.    Section 5.6, Preretirement Survivor Annuity, hereby is amended, effective as of January 1, 2013, to add new subsections (c) and (d) to read as follows and to renumber existing subsections (c)-(g) as subsections (e)-(i):

(c)    Special Rule for Certain Married Participants and Those With Domestic Partners Who Die Within Ninety Days of the Annuity Starting Date. Notwithstanding the forgoing, if each of the following conditions is satisfied, the amount of the Preretirement Survivor Annuity, if any, payable under the Final Average Compensation Formula or the Pre-2006 Motor Cargo Formula will be based on the optional form of benefit elected by the deceased Participant immediately prior to his or her death rather than the Joint and 50% Survivor Annuity. Each of the following conditions must be satisfied before the first sentence of this Section 5.6(c) will apply:

(i)    The Participant must die while married or with a Domestic Partner;

(ii)    The Participant elected a Joint and 75% Survivor Annuity, Joint and 100% Survivor Annuity or other available form of joint and survivor annuity that (A) satisfies the requirements of a Qualified Joint and Survivor Annuity and (B) provides a survivor benefit greater than 50% of the life annuity payable to him or her and named his or her Spouse or Domestic Partner as his or her Beneficiary;

(iii)    The Participant submitted to the Committee all of the documentation required to make the election described in clause (ii) and no more than ninety (90) days before the elected Annuity Starting Date; and

(iv)    The Participant's death occurs after (A) attaining the Earliest Commencement Age and (B) within the ninety (90) day period ending on what would have been his or her Annuity Starting Date had he or she survived.

For a married Participant, this § 5.6(c) is intended to satisfy the requirement of Treas. Reg. § 1.401(a)-20, Q&A 18.

(d)    Special Death Benefit for Single Participants who Die within Ninety Days of Annuity Starting Date. If a Participant who is not married and does not have a Domestic Partner dies after satisfying each of the following conditions, his or her Beneficiary will be entitled to the survivor benefit elected by such Participant as if the Participant had separated from service on the date of his or her death (or his or her actual date of separation, if earlier), survived to the Annuity Starting Date and died on the following day. Each of the following conditions must be satisfied before the first sentence of this Section 5.6(d) will apply:

(i)    The Participant must die while single and without a Domestic Partner;

(ii)    The Participant elected an available form of joint and survivor annuity or life annuity with a guarantee

(iii) submitted to the Committee all of the documentation required to make the election described in clause (ii) no more than ninety (90) days before the selected Annuity Starting Date; and

(iv)    The Participant's death occurs (A) after the deceased Participant attained the Earliest Commencement Age and (B) within the ninety (90) day period ending on what would have been his or her Annuity Starting Date had he or she survived.

6.    Section 7.8, Merger and Consolidation of Plan, Transfer of Assets, is hereby amended, effective December 31, 2012, to read as follows:
Section 7.8    Merger and Consolidation of Plan, Transfer of Assets.
(a)    In the case of any merger or consolidation with, or transfer of assets and liabilities to, any other plan, provisions shall be made so that each Participant in the Plan on the date thereof (if the Plan then terminated) would receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he would have been entitled to receive immediately prior to the merger, consolidation or transfer if the Plan had been terminated.
(b)    Effective on December 31, 2012 (the “Transfer Time”), all assets and liabilities of the Plan attributable to all Freight Employees (as defined below) shall be and hereby are transferred to and shall become assets and liabilities of the UPS Pension Plan. This transfer is evidenced by a Memorandum of Understanding executed by UPS Freight and by the Teamsters National UPS Freight Negotiating Committee (the “Teamster Committee”) dated October 23, 2012.
Freight Employee means an individual identified in the Memorandum of Understanding between UPS Freight and the Teamsters National UPS Freight Negotiating Committee executed on October 23, 2012, which is incorporated by reference herein and for convenience is set forth below:
(i)    each current, former or retired Employee who is, or was, represented by the International Brotherhood of Teamsters;

(ii)    last earned a benefit in the UPS Pension Plan as of January 1, 2013 or the date of his or her termination of employment, if earlier; and
(iii)    has accrued a benefit under this Plan.

7.    Section 10.11, USERRA, hereby is amended, effective as of January 1, 2013, to insert a new paragraph at the end of such Section, to read as follows:

SECTION 11.12 -     USERRA Effective January 1, 2013, notwithstanding any contrary provision in the Plan, in the case of a Participant who incurs a “disability” (as described in Section 1.1(r) or in the applicable Appendix) while performing qualified military service (as defined in Section 414(u) of the Code), such Participant shall be entitled to the disability benefit to which the Participant otherwise would have been entitled to under the Plan had the Participant resumed employment in accordance with chapter 43 of Title 38 of the United States Code on the day before the date of his or her Disability and then terminated employment on account of his or her Disability and such period of qualified military service (as defined in Section 414(u) of the Code) shall be deemed to be Benefit Service for purposes of determining the disability benefit.

8.    Section 12.2(b), Covered Dependent, hereby is amended, effective as of January 1, 2011, to read as follows:

(b)    “Covered Dependent” means a Retired Participant's Spouse or Domestic Partner at the time of retirement (as described in the definition of Retired Participant), and a child of the Retired Participant or the Spouse or Domestic Partner of a Retired Participant who meets one of the following conditions:
(i)    The child is unmarried, is the child of a Retired Participant or the Retired Participant's Spouse or Domestic Partner, is under 19 years of age and is dependent upon the Retired Participant or the Spouse or Covered Dependent of a Retired Participant for his or her principal support and maintenance. Said child shall be covered up to the end of the calendar year in which he or she attains age 19.
(ii)    The child is unmarried, is the child of a Retired Participant or the Retired Participant's Spouse or Domestic Partner, is not covered under clause (i), is under 25 years of age, and is dependent on the Retired Participant or the Spouse or Covered Dependent of a Retired Participant for his principal support and maintenance, and is a full-time student. Said child shall be covered up to the end of the calendar year in which he or she reaches age 25 or ceases to be a full-time student, whichever shall first occur.
(iii)    The child is unmarried, is the child of a Retired Participant or the Retired Participant's Spouse or Domestic Partner, is not covered under clause (i) or (ii), is "incapacitated" within the meaning of the UPS Retired Employees' Health Care Plan and is dependent on the Retired Participant or the Spouse or Covered Dependent of a Retired Participant for his or her principal support and maintenance or was so dependent while the Retired Participant was alive.

The term child shall include an adopted child, step-child, or foster child who is dependent on the Retired Participant or the Spouse of the Retired Participant for his principal support and maintenance.
In no event will the term Covered Dependent include any person who is an eligible Retired Participant himself nor any person who is employed full-time with an Employer Company. If both parents of any Covered Dependent child are eligible Retired Participants, then for the purposes of the coverage, the Covered Dependent child is considered as a Covered Dependent of only the Retired Participant whose birth date is the earlier in the calendar year.
9.    Section 12.2(o), Retired Participant, is hereby amended, effective as of January 1, 2013 to read as follows:
(o)    “Retired Participant” is defined, for purposes of this Article XII, as an individual who satisfies at least one of the subsections (i) through (vii):
(i)    A Participant who (A) was actively working as an Employee until his Early, Normal or Postponed Retirement Date, or who retires pursuant to Section 13.1, (B) in the case of a Participant who first became an Employee on or after January 1, 1989, had at least ten (10) Years of Service (five (5) Years of Service in the case of a Participant retiring under the provisions of Section 13.1) and at least one Year of Service as a Participant in this Plan, and (C) retired from employment as an Employee and was thereupon immediately eligible to receive an Early, Normal or Postponed Retirement Benefit hereunder (including an Early Retirement Benefit under Section 13.1);
(ii)    A Participant who attained his Early Retirement Date (with, in the case of a Participant who first became an Employee on or after January 1, 1989, at least 10 Years of Service at least one of which was as a Participant in this Plan) or his Normal Retirement Date (with, in the case of a Participant who first became an Employee on or after January 1, 1989, at least 5 Years of Service at least one of which was as a Participant in this Plan) and then dies while still employed as an Employee;
(iii)    A Participant who has at least one Year of Service, one year as a Participant in this Plan, has been an employee of an Employer Company or a Related Employer for at least 25 Years of Service (30 Years of Service for deaths prior to January 1, 2008) and then dies while still employed as such an employee shall be considered a “Retired Participant” whose Covered Dependents are eligible to receive Medical Benefits in accordance with this Article;
(iv)    An individual who terminates employment as a result of ceasing to be eligible for his current job classification as the result of the application of a federal statutory or regulatory age limitation shall be eligible for Medical Benefits under this Article XII immediately upon termination of employment, provided, such individual has at least one Year of Service as a Participant in this Plan;
(v)    A Participant who terminated employment pursuant to the UPS Special Voluntary Separation Opportunity (“SVSO”) on or after January 31, 2007 but prior to March 1, 2007 and who is entitled to benefits under the SVSO;

(vi)    A Participant who (A) as of the time he terminates employment with all Employer Companies and Related Employers is a full-time Employee and has been approved for long-term disability benefits under the UPS Income Protection Plan (or a successor long-term disability benefits plan) and who remains “totally disabled” for purposes of the UPS Income Protection Plan (or successor plan) until his Early or Normal Retirement Date, (B) in the case of a Participant who first became an Employee on or after January 1, 1989, had at least ten (10) Years of Service and at least one Year of Service as a Participant in this Plan, and (C) is eligible to receive an early retirement benefit pursuant to Section 5.2(b) or a Normal Retirement Benefit; or
(vii)    A Participant who (A) is identified on Appendix P, (B) is actively working for an Employer Company or a Related Employer at his early, normal or postponed retirement date, (C) is eligible for an early, normal or postponed retirement benefit under another defined benefit plan sponsored or contributed to by UPS after September 1, 2011 and (D) is not eligible for retiree medical benefits under another plan sponsored or contributed to by UPS.
Except as expressly provided in Sections 12.2(e)(i) through (vi) above, the following shall not be a Retired Participant:

(A)	A deferred vested Participant who terminated employment with an Employer Company prior to retirement;

(B)
An individual who first became an Employee on or after January 1, 1989 and who retired with less than 10 Years of Service with an Employer Company or less than One Year of Service as a Participant in this Plan;

(C)
An individual employed, at the time of his retirement, by an Employer Company pursuant to a collective bargaining agreement under which retirement benefits for the individual are to be provided under this Plan, but which does not specifically state that Medical Benefits are also to be provided for said individual under this Article XII. For clarification, a member of one of the locals of the A.F.L.-C.I.O., International Association of Machinists or International Brotherhood of Teamsters, Chauffeurs, Warehousemen and Helpers of America (“IBT”) identified on Appendix A hereto, which may be amended by resolution of the Committee from time to time, is employed by an Employer Company at the time of his retirement and is eligible, by reason of a collective bargaining agreement, for retirement benefits under this Plan, he shall not be eligible for Medical Benefits under this Plan;

(D)	A Participant who is a Crewmember; or

(E)	A Participant who is still employed by an Employer Company or Related Employer.
10.    Paragraph (e) of Section 12.10, Participant Contributions, is hereby amended, effective as of January 1, 2011, to read as follows:

(e)    The Retired Participant and his or her Spouse or Domestic Partner each may apply the DDB Balance to purchase Medical Benefits. If the Retired Participant has Covered Dependents who are children (including adult children who are Covered Dependents), they will be treated as a unit with the younger of the Retired Participant and his or her Spouse or Domestic Partner. If the Retired Participant does not have a Spouse or Domestic Partner, the Covered Dependents who are children (including adult children who are Covered Dependents) will be treated as a separate unit and the Retired Participant and his or her Covered Dependent unit each may apply the DDB Balance to purchase Pre-Medicare Eligible Coverage or Medicare Eligible Coverage. If the Retired Participant and his or her Spouse or Domestic Partner who is a Covered Dependent predecease the Retired Participant's Covered Dependents who are children (including adult children who are Covered Dependents), such Covered Dependents who are children will be treated as a separate Covered Dependent unit having the deceased Retired Participant's Pre-Medicare Eligible Coverage DDB Balance unless the Covered Dependent is eligible for a Retiree Reimbursement Account (“RRA”) , as described below.
A bookkeeping account, the RRA, will be established for a Retired Participant or his Spouse or Domestic Partner, if any, for each Plan Year in which the Retired Participant or his or her Spouse or Domestic Partner is at least age 65 and eligible for Medicare as a result of his or her age. The RRA established for each of the Retired Participant and his or her Spouse or Domestic Partner who is at least age 65 will be credited with the lesser of (i) the Retired Participant's Medicare Eligible Coverage DDB Balance amount or (ii) the maximum RRA credit established by the Committee for that Plan Year. No RRA will be established for periods prior to the Retired Participant or his or her Spouse or Domestic Partner becoming age 65 and eligible for Medicare. Effective January 1, 2013, a RRA will be established for a Covered Dependent described in Section 12.2(b)(iii) who is a child upon such Covered Dependent becoming age 65 and eligible for Medicare. Any unused DDB Balance or balance to a RRA may not be carried forward from one Plan Year to a future Plan Year.
11.    The Plan hereby is amended to insert a new Appendix O, Legacy MIP Percentage by Job Group, and a new Appendix P, Certain Participants Eligible for Retiree Medical Benefits, each as attached hereto, after Appendix N.
12.     The Plan is hereby amended to insert a new Appendix Q, as attached, at the end of the Plan, effective January 1, 2011 or such later effective date as is specified in Appendix Q, solely for purposes of administering the Plan for employees who work in Puerto Rico and securing the Plan's tax qualification in Puerto Rico.

13.    Except as amended by this Amendment No. 5, the Plan as in effect immediately prior to the date of this Amendment shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned certify that United Parcel Service of America, Inc. based upon action by the Board of Directors on December 18, 2012 has caused this Amendment No. 5 to be adopted.

ATTEST:	UNITED PARCEL SERVICE OF AMERICA, INC.

/s/ Teri P. McClure	/s/ D. Scott Davis
Teri P. McClure	D. Scott Davis
Secretary	Chairman

UPS RETIREMENT PLAN
APPENDIX O

LEGACY MIP PERCENTAGE BY JOB GROUP

JOB GROUP	SUBGROUP (If Any)	LEGACY MIP PERCENTAGE
[AMOUNTS OMITTED]	[AMOUNTS OMITTED]	[AMOUNTS OMITTED]

UPS RETIREMENT PLAN
APPENDIX P

CERTAIN PARTICIPANTS ELIGIBLE FOR
RETIREE MEDICAL BENEFITS

Employee ID
[AMOUNTS OMITTED]

UPS RETIREMENT PLAN
APPENDIX Q

PUERTO RICO QUALIFICATION

Solely for purposes of administering and securing its tax qualification in Puerto Rico, the Plan shall be subject to the following terms and conditions:

1.    Definition of “Employer”:

“Company. Effective as of January 1, 2011, 'Company' means United Parcel Service of America, Inc. and each affiliated employer (or a division or unit of an Affiliated Employer) which is designated as participating employer by the Company and which adopts the Plan, or that is deemed an employer under Section 1081.01(a)(14) of the PR Code.”

2.    Definition of “Affiliated Employer”:

“Affiliated Employer. Effective as of January 1, 2011, 'Affiliated Employer' shall mean any domestic corporation, trade or business other than the Company which joins the Company as a member of a controlled group of corporations, an affiliated services group or is under common control, as defined by Section 1081.01(a)(14) of the PR Code.”

3.    Definition of “Compensation”:

“Compensation. For taxable years commencing on and after January 1, 2012, the maximum amount of compensation that shall be taken into account for purposes of computing contributions under the Plan, as well as discrimination testing and the limitations to benefits and contributions under Section 1081.01(a) of the PR Code, shall not exceed annually $250,000 for the Plan Year 2012, $255,000 for the Plan Year 2013 or any other amount established under Section 401(a)(17) of the U.S. Internal Revenue Code of 1986, as amended, or by the Puerto Rico Treasury Department through regulations or administrative determinations.”

4.    Limitation on Plan Benefits:

“Pursuant to Section 1081.01(a)(11)(A) of the PR Code, the annual benefits accrued by a Participant, determined as a straight life annuity with no ancillary benefits and under a plan that does not allow for participants' contributions nor rollover contributions, may not exceed the lesser of: (i) $200,000 for Plan Year 2012, $205,000 for Plan Year 2013 or any other limitation amount imposed under Section 415(b) of the U.S. Internal Revenue Code of 1986, as amended, for the applicable Plan Year; or (ii) 100% of the Participant's average annual compensation for the period of consecutive natural years (no more than 3) during which the Participant's compensation was the highest, or whatever other dollar limitation may be imposed by the PR Code or the Puerto Rico Treasury Department by the way of regulations or administrative determinations. This provision shall be effective for Plan years commencing on or after January 1, 2012.”

5.    Direct Rollovers.

(a)
Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee's election under this Section 5, a distributee, that due to his termination of employment, receives all or part of the value of his benefit in a single lump sum distribution, within a single taxable year, in a distribution that otherwise meets the requirements of Section 1081.01(b)(2)(A) of the PR Code, may elect at the time and in the manner prescribed by the Committee, to have the total amount of such distribution rolled over into another Puerto Rico qualified plan or Puerto Rico Individual Retirement Account (“IRA”), specified by the distributee.

(b)	Direct rollovers under this Section 5 shall be made in accordance with rules and procedures established by the Committee.

(c)
For purposes of this Section 5, a distributee may include (1) a Participant, and, to the extent permitted by PR Code or by the Puerto Rico Treasury Department, (2) a Participant's Spouse, or (3) an alternate payee under a qualified domestic relations order who is the Spouse or former Spouse of a Participant.

(d)	Solely for purposes of administering and qualifying the Plan in Puerto Rico, the terms 'Eligible Rollover Distribution' and 'Eligible Retirement Plan' shall mean:

(i)    Eligible rollover distribution: An eligible rollover distribution is any distribution of all or part of the balance to the credit of the distributee within a single taxable year of the distributee, as a result of the termination of employment of the distributee, and that otherwise meets the requirements of Section 1081.01(b)(2)(A) of the PR Code.

(ii)    Eligible retirement plan: An eligible retirement plan is an individual retirement account described in Section 1081.02(a) of the PR Code, an individual retirement annuity described in Section 1081.02(b) of the PR Code, or a qualified trust described in Section 1081.01(a) of the PR Code, that accepts the distributee's eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

6.    Taxation of Lump Sum Distributions.

(a)	The taxation in Puerto Rico of any lump sum distributions made by the Plan to a terminated participant shall be governed by this Section 6.

(b)
Under Section 1081.01(b) of the PR Code, the distribution of the entire interest of a Participant in the Plan (in excess of his or her After Tax Contributions), within the same taxable year, and as a result of his or her termination of employment, shall be treated as a long term capital gain taxable at a 20% rate. However, if the Plan: (i) uses a trust organized in Puerto Rico or a Puerto Rico co-trustee which will act a paying agent; and (ii) invest no less than 10% of its assets (determined on an average daily basis) in the Plan Year of the distribution and the two preceding Plan Years, in certain assets treated as located in Puerto Rico (as defined in the PR Code and the regulations issued thereunder), the long term capital gain arising from the distribution will be taxed instead at a rate of 10%.

7.    Merger, Consolidation, Transfer of Assets of the Plan.

“In the case of any merger or consolidation of the Plan with, or transfer of assets or liabilities of the Plan to, any other plan, each Participant shall (if the Plan had then terminated) be entitled to receive a benefit immediately after such merger, consolidation or transfer which shall be at least equal to the benefit he would have been entitled to receive immediately before such merger, consolidation or transfer (if the Plan had then terminated).

In the event of any of the above transactions, the Plan shall be subject to the tax qualification requirements of Section 1081.01(a)(3)(D) of the PR Code.”

8.    These amendments will govern the administration of the Plan, including its tax qualification, to the extent they are applicable to a Participant employed in Puerto Rico (a “Puerto Rico Participant”). To the extent the Plan covers any Puerto Rico Participant, it will be administered pursuant to, and in compliance with, the requirements of Sections 1033.09 and 1081.01 of the PR Code.